EXHIBIT 99.23(m)



                     DISTRIBUTION PLAN OF THE BARRETT FUNDS
                      (Relating to The Barrett Growth Fund)

      The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") by The Barrett Funds (the "Trust") for the use of The Barrett Growth Fund series of the Trust (the "Fund"). The Plan has been approved by a majority of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

      In reviewing the Plan, the Board of Trustees concluded that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

      The provisions of the Plan are:

      1. (a) The Trust shall reimburse the Investment Manager, the Distributor or others for expenses incurred by such parties in the promotion and distribution of the shares of the Fund, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution fees paid to securities dealers or others who have executed a servicing agreement with the Trust or the Distributor on behalf of the Fund, which form of agreement has been approved from time to time by the Board, including the non-interested trustees.

            (b) The maximum amount which may be reimbursed by the Fund pursuant to this Plan shall be 0.25% per annum of the Fund's average daily net assets. Such reimbursement shall be paid on a monthly or quarterly basis as determined by the Board. In no event, shall the payments made under this Plan, plus any other payments deemed to be made pursuant to the Plan, exceed the amount permitted to be paid pursuant to the Conduct Rules of the National Association of Securities Dealers, Inc.

      2. The Investment Manager and Distributor shall collect and monitor the documentation of payments made under Paragraphs 1 and 2 above, and shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies reimbursed to them and others, and the purpose of any such payment made, under the Plan as to the Fund, and shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably request in connection with the payments made under the Plan as to the Fund in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued.

      3. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees,


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including the non-interested trustees, cast in person at a meeting called for the purpose of voting on the Plan.

      4. The Plan, or any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, on not more than sixty (60) days' written notice by (a) the vote of a majority of the outstanding voting securities of the Fund, (b) the vote of a majority of the non-interested trustees, on not more than sixty (60) days' written notice, or (c) the Distributor, and shall terminate automatically in the event of any act that constitutes an assignment of the investment management agreement between the Trust on behalf of the Fund and the Investment Manager.

      5. The Plan and any agreements entered into pursuant to this Plan may not be amended to increase materially the amount to be spent by the Trust for distribution pursuant to Paragraph 2 above without approval by a majority of the Trust's outstanding voting securities.

      6. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by the non-interested trustees cast in person at a meeting called for the purpose of voting on any such amendment.

      7. So long as the Plan is in effect, the selection and nomination of the non-interested trustees of the Trust shall be committed to the discretion of such non-interested trustees.

      8. This Plan shall take effect on the ____ day of ____________, 1998.